EX-99.11

Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, PA 19103
Telephone 215.564.8000
Fax 215.564.8120
www.stradley.com

December 8, 2017

Board of Trustees

Ivy Funds

6300 Lamar Avenue

Overland Park, Kansas 66202-4200

Re:    Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Waddell & Reed Advisor Funds (the “WRA Trust”), and Ivy Funds (the “Ivy Trust” and together with the WRA Trust, the “Trusts”), each a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Ivy Trust, in connection with the acquisition of the assets and liabilities attributable to (i) Class A, Class B, Class C and Class Y Shares of the Waddell & Reed Advisors (“WRA”) Accumulative Fund, WRA Continental Income Fund, WRA Global Growth Fund, WRA New Concepts Fund, WRA Science and Technology Fund, WRA Small Cap Fund, WRA Vanguard Fund, WRA Wilshire Global Allocation Fund, WRA High Income Fund, and WRA Municipal High Income Fund and (ii) Class A, Class B and Class C shares of the WRA Cash Management Fund, each a series of the WRA Trust, by and in exchange solely for full and fractional Class A, Class B, Class C and except for the Ivy Cash Management Fund, Class I shares of beneficial interest, without par value (the “Ivy Shares”), of a corresponding investment portfolio of the Ivy Trust (the “Transaction”).

We have reviewed the Ivy Trust’s Agreement and Declaration of Trust (“Ivy Declaration of Trust”) and its By-Laws (“Ivy By-Laws”), resolutions adopted by the Ivy Trust’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization (the “Reorganization Plan”) for the Transaction, which was approved by the Ivy Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Ivy Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

Board of Trustees

Ivy Funds

December 8, 2017

1. Class A, Class B, Class C and Class I Shares of the Ivy Trust will be issued in accordance with the Ivy Declaration of Trust and Ivy By-Laws, the Reorganization Plan and resolutions of the Ivy Trust’s Board of Trustees relating to the creation, authorization and issuance of the Ivy Shares and the Transaction.

2. The Ivy Shares will be issued against payment therefor as described in the combined Prospectus/Information Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Reorganization Plan, and that such payment will have been at least equal to the net asset value of such Ivy Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Reorganization Plan, the Ivy Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP